(PAGE NUMBERS REFER TO PAPER DOCUMENT ONLY)

EXHIBIT 10.85

SOFTWARE MAINTENANCE AGREEMENT

                This Software Maintenance Agreement (this “Maintenance Agreement”) is made and entered into this March 29, 2005 (the “Effective Date”), by and between EXPRESS DIGITAL GRAPHICS, INC., a Colorado corporation with offices at 9780 Mt. Pyramid Ct., Suite 120, Englewood, CO 80112 (“Licensor”) and CPI CORP., a Delaware corporation with offices at 1706 Washington Avenue, St. Louis, MO 63103 (“Licensee”). In consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

Section 1.            Definitions. As used herein, the terms “Agreement”, “Effective Date”, “Licensor” and “Licensee” shall have the meanings indicated above, and the following terms shall have the following meanings:

                1.1         “Affiliate” means any person, corporation or other entity, which is controlled by or is under common control with Licensee for the purpose of operating photographic portrait studios.

                1.2         “Change in Ownership” means a change in ownership of a party evidenced by (a) acquisition or other transfer of more than fifty percent (50%) of its common stock to a third party or (b) a third party’s acquisition of all or substantially all of a party’s assets or business.

                1.3         “Confidential Information” means any and all trade secrets, proprietary or confidential information as such terms are most broadly defined under common law, statute and other applicable law, including without limitation, plans, schedules, specifications, training materials, test results, pricing, marketing, customer and financial information and Licensed Technology source code and documentation, to the extent previously, currently or subsequently disclosed by one party to the other hereunder or otherwise. Confidential Information will not include information that the receiving party can prove:

(a)	was already in the receiving party’s possession as a matter of record prior to receipt;

(b)	was independently developed by the receiving party as a matter of record;

(c)
was obtained from a third party who, insofar as is known to the receiving party, was not prohibited from transmitting the information to the receiving party by a contractual, legal or fiduciary obligation to the disclosing party; or

(d)	was or became generally available to the public other than as a result of disclosure by the receiving party.

                1.4        “Documentation” means the standard user manual or other documentation or explanatory material describing the functions and principles for operating the Software.

                1.5        “Error” means a failure of the Software to operate in material conformance with its Documentation.

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                1.6           “Error Fixes” means Error-correction modifications to the Software.

                1.7           “Initial Term” shall have the meaning set forth in Section 6 below.

                1.8           “Lab Software”  means the Labtricity server and workstation Software platform developed by Licensor and all associated components, including Labtricity server, Gateway server, print server and all other components and successor Lab Software products.

                1.9           “Level I” means primary interface with end users (studios and labs). This level of support covers inquiries or questions concerning routine operations involving the Software, such as “how to do” certain common operations, command line options and features of the user interface (e.g. menu to look in, sub-command formats). Level I includes installing Software, support order process, day-to-day portrait production, backups (database and images), investigation of all issues except those that require program source code and escalation to Level II support as necessary.

                1.10         “Level II” means support to use advanced features of the package, programming, investigation of suspected “bugs” or failure of a package to perform properly (e.g. wrong results, no results, “crashing”), changes required in the Software and resolution of problems that cannot be resolved at Level I.

                1.11         “License Agreement” means the Software License Agreement between the parties of even date herewith.

                1.12         “Licensed Technology” means the Software, the Documentation, any material created through the Maintenance Services, and all code, ideas, inventions, algorithms, know-how, methods and techniques contained or embodied therein, licensed to Licensee under the License Agreement.

                1.13          “Maintenance Services” means services supporting or maintaining Licensee’s licensed use of the Software, as more fully described in Section 2 below.

                1.14         “Renewal Term” shall have the meaning set forth in Section 6 below.

                1.15         “Software” means the object code version of the Studio Software and Lab Software licensed to Licensee under the License Agreement, and any Customizations (as defined in the License Agreement).

                1.16         “Studio Software” means the (i) Portrait & Wedding and Darkroom Pro download/print server Software and (ii) Portrait & Wedding and Darkroom Pro sales/capture software platforms developed by Licensor and all associated components and all successor products of (i) and (ii) herein.

                1.17         “Upgrades” means any enhancements or modifications to the Software (including Open, Closed and Exclusive Modifications).

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Section 2.             Maintenance Services.

                2.1         Subject to all the provisions of this Agreement, Licensor will provide the following Maintenance Services for so long as Licensee uses the Licensed Technology and pays all Maintenance Fees in full for the particular and any prior maintenance period:

(a)	correcting reproducible Errors upon receiving written notice of Errors from Licensee’s designated support personnel that include sufficient detail to allow Licensor to reproduce the Error;

(b)	providing patches to resolve specific issues in any Software releases used by Licensee so only the affected part of Licensee’s system must be “patched” in lieu of reapplication of the entire system;

(c)	providing Level II telephone consultative support 7 days a week, from 8:00 a.m. to 8:00 p.m. Central Time to Licensee’s designated support personnel concerning the operation of the Software;

(d)
providing Licensee with a customized on-line knowledge base addressing the troubleshooting and resolution of reasonably foreseeable hardware and Software issues to assist Licensee’s technical staff in solving both hardware and Software issues; and

(e)	providing detailed release notes for all releases no later than the date on which the applicable release is delivered.

                2.2         At no additional charge, Licensor will also provide Licensee on a periodic basis, no less than annually, with any Error Fixes and Upgrades. Any selected Upgrades may be added to the next scheduled software release for only the hourly cost of integration as set forth in Exhibit B to the License Agreement. At Licensee’s written request for such selected Upgrades to be added, Licensor will provide Licensee with a new custom software master build of the Software annually if any changes to the Software have been introduced.

                2.3        Technical Staff will be provided a toll-free strategic hotline. Unless otherwise agreed between the parties in writing, all messages left on the hotline will be returned in 20 minutes. Licensee’s Technical Staff will also be provided the appropriate cell phone numbers in order to escalate responses for technical support.

                2.4         On the same terms as set forth herein, Licensor shall provide Maintenance Services for at least fifteen (15) months after Licensor discontinues licensing or offering to license the Licensed Technology to new customers, provided Licensee pays Maintenance Fees as required in this Agreement. Licensor shall use commercially reasonable efforts to notify Licensee at least fifteen (15) months prior to any such discontinuation.

Section 3.            Licensee Obligations.  Licensee shall provide Level I technical support to each digital Studio and Lab and shall be required to use reasonably diligent efforts to identify and

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resolve any issue prior to bringing such issue to the attention of Licensor through the Level II telephone consultative support. Section 4. Exclusions.

4.1	Licensor shall have no obligation to provide Maintenance Services if:

(a)	the Licensed Technology is modified, altered or damaged by any party other than Licensor, to the extent the Error is due to such modification, alteration or damage;

(b)	the Licensed Technology is combined with other products, processes or materials that have not been approved by Licensor, to the extent the Error relates to such combination; or

(c)
the Error is a result of Licensee’s negligence, abuse or misapplication of the Licensed Technology, use of the Licensed Technology other than as specified in the License Agreement or the Documentation.

                4.2         Licensor shall have no liability for any Errors if such Errors result from any intellectual property which has not been supplied or approved by Licensor and which is either incorporated into or used in the development of Licensee products and/or services.

                4.3         Licensor shall have no obligation to correct any alleged Error if Licensee fails to incorporate any Error Correction that Licensor has previously provided.

                4.4         Licensor may agree to provide services to remedy problems due to the causes set forth in this Section 4 or on-site services at Licensee’s facilities, provided that the Licensee agrees to pay for such services on a time and materials basis (with reimbursement of all out-of-pocket expenses) in accordance with the rates and payment terms set forth in Exhibit B to the License Agreement.

Section 5.             Maintenance Fees.

                5.1         Fees for Maintenance Services shall be $10,000 per year during the Initial Term. Thereafter, fees for Maintenance Services shall be adjusted yearly on the anniversary date of the first payment of fees for Maintenance Services, provided that no annual adjustment shall exceed seven percent (7%).

                5.2         Licensee shall be required to pay the Maintenance Fees for the first year of this Agreement on March 29, 2005.

Section 6.             Term; Termination.

                6.1         This Maintenance Agreement shall be effective for a period of three years, commencing with the Effective Date (“Effective Date”) and continuing until the third anniversary of the Effective Date (the “Initial Term”). Thereafter, this Maintenance Agreement shall automatically renew for successive one-year periods unless Licensee gives notice of non-

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renewal at least ninety (90) days prior to the expiration of the then current term (each, a “Renewal Term”).

                6.2         Licensee acknowledges that discontinuance of Maintenance Services or failure to pay the Maintenance Fees will result in Licensor’s support of the Software solely on a time and materials basis. Unless otherwise agreed between the parties in writing upon re-initiation, any re-initiation of Maintenance Services at a later date shall require Licensee to pay Licensor (i) to update the Software to the current version on a time and materials basis, and (ii) its then-current rate for Maintenance Services for the applicable Software.

Section 7.             Warranties and Disclaimer

                7.1        Each party hereby represents and warrants that:

(a)
it has the full corporate power and authority to enter into and perform this Agreement, and it knows of no contract, agreement, promise, undertaking or other fact or circumstance which would prevent the full execution and performance of this Agreement by it; and

(b)
it is a corporation duly organized and in good standing in the country or state of its incorporation and in good faith is and fully intends to remain in compliance with all applicable laws, rules and regulations in the conduct of its business.

                7.2         Licensor agrees to provide the maintenance services described in this maintenance agreement in a professional and workmanlike manner.

                7.3         Licensor will use (and cause its subcontractors to use) commercially reasonable efforts to maintain the Licensed Technology, as applicable, free of software viruses, disabling code or similar items.

                7.4         The Maintenance Services are and will be provided in compliance with the requirements of all applicable federal, state and local laws, ordinances, regulations and codes.

                7.5         Licensor does not warrant that any Errors in the Software will be corrected. Licensee’s request for any services that are beyond the scope of this Maintenance Agreement is not binding on Licensor unless Licensor agrees to provide such services. The Maintenance Services provided for in this Maintenance Agreement do not constitute a product warranty. Except for the express limited warranty set forth in Section 7.2, neither party makes any warranties, express, implied, statutory or otherwise, regarding the Maintenance Services or any Error Corrections, fixes, workarounds or Upgrades relating thereto, and hereby specifically disclaims warranties of merchantability, fitness for a particular use or purpose, non-infringement and accuracy

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Section 8.             Indemnification.

                8.1        Licensor shall defend, indemnify and hold Licensee, its directors, officers, employees, agents and Affiliates harmless from liability resulting from and against any claims, demands, suits and costs, including attorney’s fees arising out of:

(a)
any third party claim that the Maintenance Services provided hereunder infringe any issued United States patent (and, should Licensor perform any appropriate due diligence to its satisfaction in Canada, Australia or the United Kingdom, then upon written notice to Licensee, any issued Canadian, Australian or United Kingdom patent), or any copyright enforceable in the United States, Canada, Australia or the United Kingdom, or that the Maintenance Services misappropriate any trade secret; and/or

(b)	a breach of Section 9, in each case solely provided that Licensor:

(i)
is promptly notified of any and all threats, claims and proceedings related thereto, provided, however, that the failure to so notify will only relieve Licensor of its obligations under this Section 8 to the extent that Licensor is prejudiced thereby;

(ii)	is given reasonable assistance with the full cooperation of Licensee; and

(iii)
controls the defense and all negotiations and decisions regarding a settlement or compromise. Licensor will not be responsible for any settlement it does not approve in writing. The foregoing is in lieu of any warranties of non-infringement, which are hereby disclaimed.

8.2 Notwithstanding Section 8.1, Licensor will not be obligated to defend Licensee or be liable for costs and damages to the extent that any claim of infringement is based on:

(a)
modification of the Licensed Technology that is not performed or authorized by Licensor but is performed by Licensee, or by a third party at the request or direction of, Licensee or a party authorized by Licensee;

(b)
the combination or use of the Licensed Technology, or any portion thereof, by Licensee with other products, processes or materials not supplied by Licensor except to the extent that it relates to third party software or hardware acknowledged by Licensor as necessary to operate in accordance with the Documentation or otherwise approved by Licensor and further provided that such modification is the cause of such infringement; or

(c)	Licensee’s use of the Licensed Technology not strictly in accordance with the terms of this Agreement and the Documentation. In the event that the
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Maintenance Services are held or believed by Licensor to infringe, Licensor shall have the option, at its expense, to:

(i)	modify the Maintenance Services to be non-infringing with equivalent or better functionality; or

(ii)	obtain for Licensee a license to continue using the Maintenance Services.

THE FOREGOING STATES LICENSOR’S ENTIRE LIABILITY AND LICENSEE’S EXCLUSIVE REMEDIES FOR INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS REGARDING THE SOFTWARE.

                8.3        Each party will indemnify and hold harmless the other party and its directors, officers, employees, agents and Affiliates against any and all damages, losses, claims, obligations, commitments, costs or expenses (including reasonable attorney’s fees and costs) incurred by such other party that relate to this Agreement and arise out of the death or bodily injury of any person, to the extent such death or bodily injury was caused by the gross negligence or willful misconduct of such party or its employees or agents in the performance of such party’s obligations hereunder, and the damage, loss or destruction of any real or tangible personal property, to the extent that such damage, loss or destruction was caused by the gross negligence or willful misconduct of such party or its employees or agents in the performance of such party’s obligations hereunder; provided, however, that:

(a)
the indemnified party provides prompt written notice of any such claim(s) to the indemnifying party and further provided that the failure to so notify will only relieve the indemnifying party of its obligations under this Section 8 if and to the extent that the indemnifying party is prejudiced thereby;

(b)	the indemnifying party has sole control of the defense and all related settlement negotiations; and

(c)
the indemnified party furnishes the indemnifying party, at the indemnifying party’s expense, with the assistance, information, and authority reasonably necessary to perform the obligations set forth in this provision.

Section 9.              Confidentiality.

                9.1          Except as expressly and unambiguously allowed herein, the receiving party will hold in confidence and not use, copy or disclose any Confidential Information of the disclosing party and shall similarly bind its employees and contractors in writing. Nothing herein shall permit the receiving party to disclose or use, except as explicitly permitted elsewhere in this Agreement, Confidential Information of the disclosing party and then only on an “as needed” basis for purposes of this Agreement. For the purpose of clarification, the object code and Documentation for the Licensed Technology are not Confidential Information, but are required to be protected under other provisions of this Agreement.

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                9.2          If the receiving party is required to disclose the disclosing party’s Confidential Information by law or a governmental authority, including pursuant to a subpoena or court order, such Confidential Information may be disclosed, provided that the receiving party:

(a)	promptly notifies the disclosing party of the disclosure requirement;

(b)
cooperates with the disclosing party’s reasonable efforts to resist or narrow the disclosure and to obtain an order or other reliable assurance that confidential treatment will be accorded the disclosing party’s Confidential Information; and

(c)	furnishes only Confidential Information that the party is legally compelled to disclose according to advice of its legal counsel.

                9.3        Each party acknowledges that its breach of this Section 9 would cause irreparable injury to the other for which monetary damages are not an adequate remedy. Accordingly, a party will be entitled to injunctions and other equitable remedies in the event of such a breach by the other. The right of each of the parties to seek injunctive relief shall not limit in any manner their respective rights to seek other and/or additional remedies at law or in equity.

Section 10.           Limitation on Liability. Except as set forth in this section 10, neither party shall be responsible or liable with respect to any subject matter of this agreement under any contract, negligence, indemnification, strict liability or other theory:

(a)	for interruption of use, for loss or inaccuracy or corruption of software or data, or for cost of procurement of substitute goods, services or technology;

(b)	for any indirect, incidental, consequential, exemplary or punitive damages including, but not limited to, loss of profits; or

(c)	for any amounts in excess of the aggregate of fees paid to it (in the case of Licensor) or (in the case of Licensee) paid or owed by it hereunder. The foregoing limitations shall not apply to:

(i)	any claims for personal injury or death;

(ii)	any claims based on a willful violation of either party’s proprietary rights;

(iii)	either party’s breach of its obligations under section 9 above or;

(iv)	either party’s obligations under section 8. Amounts payable under section 5 shall be deemed direct damages for purposes of this agreement.

Section 11.           Prohibition Against Assignment.  Neither party shall have any right or ability to assign, assume, transfer or sublicense any obligations or benefit under this Agreement without the written consent of the other, except that a party may assign and transfer this Agreement and its rights and obligations hereunder to any third party under a Change in Ownership or who otherwise succeeds to substantially all its business or assets of such party. Subject to the foregoing, this Agreement will bind and inure to the benefit of the parties, their respective

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successors and permitted assigns. Should Licensee assume maintenance obligations at any time as set forth under the License Agreement and Source Code Escrow Agreement, Licensor shall have no obligation whatsoever to maintain any of the Software for Licensee, and Licensee shall bear all risk for any such maintenance of the Software in such event.

Section 12.            Notices and Requests.  All notices, requests and other communications hereunder shall be in writing and shall be delivered in person or sent by nationally recognized overnight courier service, or by facsimile transmission (with confirmation of receipt) to the address or facsimile number of the party set forth on the signature page of this Agreement or to such other address designated in writing by the receiving party. Unless otherwise provided, notice shall be effective on the date it is officially recorded as delivered, as evidenced by delivery receipt or equivalent.

Section 13.            Controlling Law.  This Agreement shall be deemed to have been made in, and shall be construed pursuant to the laws of the State of Colorado without regard to any conflict of laws principles. In any action or proceeding to enforce rights under this Agreement, the prevailing party shall be entitled to recover costs and reasonable attorneys’ fees.

Section 14.            Entire Agreement.  Upon execution by both parties, this Maintenance Agreement constitutes the entire agreement between the parties with respect to Maintenance Services and supersedes all prior and contemporaneous proposals (oral or written), negotiations, conversations, or discussions between or among the parties relating to the subject matter of this Agreement and all past dealing or industry custom. This Maintenance Agreement shall not be modified except by a written instrument dated subsequent to the Effective Date and signed on behalf of Licensor and Licensee by their respective duly authorized representatives. This Maintenance Agreement may be executed by facsimile signature and in two or more counterparts, all of which taken together will constitute one and the same agreement.

Section 15.            Savings Clause. If any provision of this Maintenance Agreement is prohibited by law or held to be unenforceable, the remaining provisions hereof shall not be affected, and this Maintenance Agreement shall continue in full force and effect as if such unenforceable provision had never constituted a part hereof, and the unenforceable provision shall be automatically amended so as best to accomplish the objectives of such unenforceable provision within the limits of applicable law.

Section 16.            Relationship of the Parties.  Nothing in this Maintenance Agreement will be construed to constitute either party as the agent, employee or representative of the other party and no joint venture or partnership will be created hereby. Neither party will make or have the power or authority to act for, bind or otherwise create or assume any obligation on behalf of the other party for any purpose whatsoever.

Section 17.             No Waiver.  No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions hereof, and no waiver shall be effective unless made in writing and signed by an authorized representative of the waiving party.

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Section 18.           Force Majeure.  Neither party hereto shall be responsible for any failure to perform its obligations under this Agreement (other than obligations to pay money and confidentiality obligations under Section 9 above) if such failure is caused by acts of God, war, strikes, revolutions, lack or failure of transportation facilities, failure of telecommunications suppliers, fire, laws or governmental regulations or other causes which are beyond the reasonable control of such party.

Section 19.            Section Headings.  The section headings used in this Agreement and the attached Exhibits are intended for convenience only and shall not be deemed to supersede or modify any provisions.

Section 20.            Bargained for Bases.  Each party recognizes and agrees that the warranty disclaimers and liability and remedy limitations in this agreement are material bargained for bases of this agreement and that they have been taken into account and reflected in determining the consideration to be given by each party under this agreement and in the decision by each party to enter into this agreement.

Section 21.            Non-Solicitation.  Each party acknowledges the highly competitive nature of the other party’s business and, accordingly, agrees that it shall not, until the earlier of:

(a)	two years after termination of this Maintenance Agreement;

(b)	until such time as one of the party discontinues its operations; or

(d)	until a Release Condition (as defined in the Escrow Agreement) occurs solicit, hire or otherwise employ, directly or indirectly, any officer, director, or employee of the other party without such other party’s prior written consent. The parties agree that the limitations as to time, geographical area, and scope of activity to be restrained by this subsection are reasonable and acceptable to the parties, and do not impose any greater restraint than is reasonably necessary to protect the goodwill and other business interests of the parties. To the extent a court of competent jurisdiction determines that language set forth in this subsection does not comply with applicable law of the governing jurisdiction, this paragraph may be reformed by the court and enforced to the maximum extent permitted by law.

Section 22.            Survival. The provisions of Sections 1, 7.5 and 8-22 shall survive the expiration or termination of this Maintenance Agreement for any reason.

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IN WITNESS WHEREOF, the undersigned authorized representatives of the parties have executed this Maintenance Agreement or have caused this Maintenance Agreement to be executed on their behalf, as of the Effective Date.

Licensor: Express Digital Graphics, Inc.	Licensee: CPI Corp.

By:	/s/	Graham McFarland	By:	/s/	Gary W. Douglass
————————————	————————————
Graham McFarland	Gary W. Douglass
President and	Chief Financial Officer
Chief Executive Officer

Date: March 30, 2005	Date: March 29, 2005
————————————	————————————

Address for notices:	Address for notices:

Express Digital Graphics, Inc.	CPI Corp.
9780 Mt. Pyramid Ct., Suite 120	1706 Washington Avenue
Englewood, CO 80112	St. Louis, MO 63119
Attn: Graham McFarland	Attn: Chief Information Officer
With a copy to: General Counsel